Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 24, 2011, with respect to the financial statements and supplemental schedule included in the Annual Report of the AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina on Form 11-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statement of AVX Corporation on Form S-8 (File No. 333-103611, effective March 5, 2003) and in the Registration Statement of Kyocera Corporation on Form S-8 (File No. 333-138316, effective October 31, 2006).

/s/ Grant Thornton LLP

Charlotte, North Carolina
June 24, 2011